EMPLOYMENT AGREEMENT

THIS AGREEMENT, made effective as of March 1, 2015, is between KLONDEX GOLD & SILVER MINING COMPANY, a corporation duly organized under the laws of Nevada with offices at 360 Western Road, Suite 1, Reno, Nevada 89506 ("Klondex G&S" or the "Company") and Brent Kristof, residing at [REDACTED], (the "Employee"). This Agreement replaces and supersedes the employment agreement between Employee, Klondex G&S and Klondex Mines Ltd. ("Klondex Mines"), a corporation duly organized and existing under the laws of British Columbia, dated effective as of April 15, 2014.

WHEREAS:

A.     Klondex G&S is a wholly owned subsidiary of Klondex Mines, a reporting issuer in Canada listed on the Toronto Stock Exchange (the "TSX") with operations in Vancouver, British Columbia, Reno, Nevada, Winnemucca, Nevada and Elko, Nevada;

B.     substantially all of Klondex Mines's operations are conducted through Klondex Holdings (USA) Inc., Klondex G&S, Klondex Midas Holdings Limited and Klondex Midas Operations Inc. (each such entity, including Klondex Mines, but other than Klondex G&S, an "Affiliate");

C.     Klondex G&S desires to employ Employee and Employee desires to be employed by Klondex G&S pursuant to the terms and conditions of this Agreement;

THEREFORE, the parties, in consideration of the promises and the mutual covenants and agreements contained herein, mutually agree and covenant as follows:

SECTION 1. EMPLOYMENT AND WORK DUTIES

1.1	Employment

Klondex G&S agrees to employ Employee and Employee agrees to be employed by Klondex G&S to provide such management services as requested by Klondex G&S. Employee understands that as an employee of Klondex G&S, he may be required to provide management services to an Affiliate, including, but not limited to, services as chief operating officer to Klondex Mines, if requested by Klondex G&S in fulfillment of Klondex G&S's obligations under applicable administrative and technical services agreements.

1.2	Duties

Subject to the terms and conditions of this Agreement, the Employee shall report to the President of Klondex G&S (the "President"). The Employee shall continue to perform such duties and responsibilities and exercise such powers as may from time to time be reasonably assigned to the Employee by the President.

1.3	Location

The Employee shall work from the Klondex G&S office in Reno, Nevada but also will have a presence at the mine sites (or office locations) of Klondex Mines and Affiliates, as reasonably may be requested by Klondex G&S, and occasional presence in Vancouver, and/or Toronto to attend meetings.

SECTION 2. COMPENSATION AND BENEFITS (IN US$)

2.1	Base Salary and Other Compensation

Subject to the other terms and conditions of this Agreement, Klondex G&S shall pay to the Employee a base salary of US$330,000 per annum (the "Base Salary"), less required and authorized deductions and withholdings, paid to the Employee in equal bimonthly (twice a month) payments in arrears, and pro-rated for any partial month of employment. The Base Salary will be reviewed by the President from time to time.

Klondex G&S shall pay to the Employee an amount equal to the employee cost of family coverage under the Anthem Medical, Anthem Dental and EyeMed Vision Plans (or any plans which replace these plans), on an after tax basis, regardless of whether or not the Employee has elected such coverage (the "Other Compensation"). The Other Compensation will be reviewed by the President from time to time.

2.2	Annual Bonus

The Employee shall be eligible for a target annual bonus of 50% of the Employee's annual Base Salary, less required and authorized deductions and withholdings, subject to achieving corporate and personal targets to be mutually agreed upon in writing at the beginning of each calendar year with the President. It is a term and condition of eligibility for the payment of any bonus payment that the Employee be employed by Klondex G&S or an Affiliate on the last day of the fiscal year in respect of which the annual bonus is payable. The Employee shall not be deemed to be employed following the date the Employee ceases to be actively employed by Klondex G&S and all Affiliates, and for greater certainty, in the event of the termination of the Employee's employment without just cause, such date shall be as specified in the notice of termination from Klondex G&S (and shall not include or be deemed to include any period of notice of termination to which the Employee may be entitled under this Agreement, statute, common law or otherwise). If the Employee is eligible to receive a bonus, any such bonus generally will be paid within 90 days following the approval of the annual financial statements for the fiscal year, provided that in all cases such payment will occur during the calendar year following the last day of the fiscal year in which the services giving rise to the bonus are performed.

2.3	Group Benefits

During the term of this Agreement, the Employee shall be entitled to participate in any group insurance, supplemental health insurance, qualified pension, 401(k), hospitalization, medical health and accident, disability, life, or similar plan or program of Klondex G&S or an Affiliate now existing or hereafter established covering employees of Klondex G&S in both Canada and the United States, subject to the terms and conditions of such plans. Any claim or dispute relating to a decision made by the group benefits insurer will be with and directed to the insurer only, and will not form the basis for any dispute or liability as between Klondex G&S or an Affiliate and the Employee. Notwithstanding anything herein to the contrary, however, Klondex G&S or an Affiliate sponsoring such plan may at any time and from time to time modify, suspend, or discontinue any or all such benefit plans for its employees generally or for any group thereof at its sole discretion, without any obligation to replace such modified, suspended or discontinued benefit with any other benefit, equivalent or otherwise, or to otherwise compensate the Employee in respect thereof.

2.4	Vacation and Holidays

In addition to any statutory and other holidays observed by Klondex G&S, during the term of this Agreement, the Employee shall be entitled to paid vacation of four (4) weeks during each calendar year, pro-rated for any partial calendar years. Such vacation shall be taken at a time or times acceptable to Klondex G&S having regard to its operations. The vacation will be subject to the Vacation Policy contained in the Employee Handbook of Klondex G&S.

2.5	Equity Incentive Plans

The Employee shall be eligible to participate in any equity incentive plan made available to senior management of Klondex G&S, including any such plans sponsored by Klondex Mines, in accordance with the terms and conditions of such plan(s) as may be amended from time to time. Annual equity incentive grants will be made following the Annual Meeting of Klondex Mines in or around June annually.

2.6	Company Vehicle

In order to perform his responsibilities under this Agreement, the Employee will have access to a vehicle leased or owned by Klondex G&S at all times that the Employee is located in Reno, Nevada during the normal course of his employment. The Employee acknowledges that his use of such vehicle may constitute a taxable benefit to him in whole or in part, and that Klondex G&S shall be responsible for any and all tax liabilities arising from his personal use of such vehicle, if any.

SECTION 3. EXPENSES

3.1	Travel Expense

The Employee will be reimbursed for all reasonable and documented travel and other reasonable and documented out-of-pocket expenses actually, exclusively, necessarily, and properly incurred by the Employee in connection with the performance of his duties and functions, subject to the policies of Klondex G&S in effect from time to time and the Employee first providing receipts or vouchers to Klondex G&S and reasonable particulars of such expenses within sixty (60) days after the date the expenses are incurred. If such expense qualifies hereunder for reimbursement, then Klondex G&S will reimburse the Employee for that expense within thirty (30) days thereafter. Each reimbursement must be made no later than the end of the calendar year following the calendar year in which the expense was incurred. The amount of reimbursements in any calendar year shall not affect the expenses eligible for reimbursement in the same or any other calendar year. The Employee's right to reimbursement may not be liquidated or exchanged for any other benefit.

3.2	Professional Development

The parties acknowledge that it will benefit if the Employee holds and improves his professional qualifications and engages in professional and trade organizations. Accordingly, subject to prior approval by the President, Klondex G&S will pay or reimburse the Employee for the costs and fees of business and professional organization memberships reasonably intended to improve the Employee's professional qualifications or the visibility and/or reputation of Klondex G&S and Affiliates within the business community. The Employee must provide receipts or vouchers to Klondex G&S for such costs and fees within sixty (60) days after the later of (i) the Employee's incurrence of such cost and fees; and (ii) the Employee's receipt of the invoice for such cost and fees. Klondex G&S will reimburse the Employee for such costs and fees within thirty (30) days thereafter. In no event will any such payment or reimbursement be made later than the end of the calendar year following the calendar year in which the cost and fees were incurred. The amount of such reimbursements in any calendar year shall not affect the costs and fees eligible for reimbursement in the same or any other calendar year. The Employee's right to reimbursement may not be liquidated or exchanged for any other benefit.

3.3	Professional Insurance

Klondex G&S will maintain, or cause Klondex Mines to maintain, adequate Directors & Officers Liability Insurance to properly protect the Employee against loss. Klondex G&S and Klondex Mines will be directly responsible for all legal fees and other expenses for actions brought against the Employee provided that (i) the Employee had reasonable grounds for believing he acted honestly and in good faith with a view to the best interests of Klondex G&S and Affiliates and, (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

3.4	Non-US Income Taxes

Klondex G&S has a tax equalization policy and the Employee will be subject to such tax equalization policy, which is intended to reduce the potential for double taxation.

SECTION 4. EMPLOYEE COVENANTS

4.1	Employee's Services

The Employee hereby covenants and agrees that:

(a)

the Employee shall, in the exercise of the Employee's duties, at all times follow the policies of Klondex G&S (and the policies of Affiliates, to the extent applicable) and the lawful instructions given and any regulations made by the Board of Directors of Klondex G&S (and the Board of Directors of Klondex Mines, to the extent applicable) and will, from time to time, and at all times when required to do so, give an account of Employee's activities to the President with respect to all transactions, matters and things relating to Klondex G&S and Affiliates; and

(b)	the Employee shall, for the term of this Agreement, unless prevented by illness:

(i)

devote the Employee's whole time and attention to the Employee's duties in the Employee's position and provide Klondex G&S (and Affiliates, to the extent applicable) with the full benefit of the Employee's knowledge, expertise, skill, experience and ingenuity with respect to the business and affairs of Klondex G&S and Affiliates, except to the extent that the parties agree in writing that the Employee may work or provide services for remuneration to another entity, including serving on the board of directors or as an officer of other public or private companies, provided that such activities do not unduly interfere with the Employee's obligations to Klondex G&S and Affiliates;

(ii)

do his utmost to promote, develop and extend the business of Klondex G&S and Affiliates, during the term of this Agreement, communicate and channel to Klondex G&S and/or Affiliates all knowledge, business and customer contacts and any other information that could concern or be in any way beneficial to the business of Klondex G&S and Affiliates. Any such information thus communicated to Klondex G&S and Affiliates will be and remain the property of Klondex G&S and/or Affiliates notwithstanding any subsequent termination of the Employee's employment; and

	(iii)	exercise the degree of care, diligence and skill that a prudent senior officer would exercise in comparable circumstances.

4.2	Non-Solicitation

The Employee recognizes that he will obtain access to or obtain confidential information about other employees or consultants of Klondex G&S, Affiliates or other entities that may become affiliated with Klondex G&S or Klondex Mines in the future ("Related Entities"), including information about their education, experience, skills, ability, salary and benefits and relationships with customers, shareholders and suppliers of Klondex G&S, Affiliates and Related Entities. The Employee further recognizes that such information is not generally known, is of substantial value to Klondex G&S, Affiliates and Related Entities in securing and retaining customers, shareholders and suppliers, and will be acquired by the Employee because of his employment. Accordingly, the Employee shall not, during his employment and for twelve (12) months following the cessation of the Employee's employment with Klondex G&S, directly or indirectly, on his own behalf or on behalf of any other person, hire, solicit or induce any person who is, or was within six (6) months prior to any attempted hiring, solicitation or inducement, employed or engaged by Klondex G&S, an Affiliate or a Related Entity to leave such employment or engagement or enter into employment or engagement with any other person or entity.

4.3	Non-Competition

The Employee shall not, at any time during the term of this Agreement and for a period of six (6) months following the termination of this Agreement and/or the Employee's employment with Klondex G&S, for any reason, either directly or indirectly, individually or in partnership or jointly or in association with any person as principal, agent, consultant, employee, investor, shareholder (other than an investment of less than two (2) per cent of the shares of a company traded on a registered stock exchange) or in any other manner whatsoever, be employed or engaged by, advise, carry on or be interested in any person or entity that is involved in the business of mineral exploration in any area within two hundred (200) kilometers of any property Klondex G&S, an Affiliate or a Related Entity, in whole or part, owned or leased during the time the Employee was employed by Klondex G&S.

4.4	Confidentiality

(a)

In this Agreement, "Confidential Information" means confidential or proprietary information or material relating to the operations, personnel or business of Klondex G&S, Affiliates and Related Parties which the Employee obtains from Klondex G&S, an Affiliate or a Related Entity or from the officers, employees or agents of Klondex G&S, an Affiliate or a Related Entity, or otherwise by virtue of his employment by Klondex G&S, including, without limitation, corporate information, including plans, strategies, tactics, policies, resolutions, and any information regarding existing or contemplated litigation or negotiations; financial information, including cost and performance data, debt arrangements, equity structure, investors and holdings; operational and scientific information, including trade secrets; technical information, technical drawings and designs, drill results, mine plans, pit designs and reserve and resource estimates; and personnel information, including personnel lists, staff compensation, resumes, personnel data, organizational structure and performance evaluations.

(b)

In the course of carrying out and performing his/her duties and responsibilities to Klondex G&S (and for Affiliates with respect to services Employee provides to them as an employee of Klondex G&S) pursuant to this Agreement, the Employee will obtain access to and be entrusted with Confidential Information. Except as authorized by the Board of Directors of Klondex G&S or required by law, the Employee shall, during and after his employment:

(i)

keep the Confidential Information in strict confidence and shall not copy or reproduce the Confidential Information except in the proper course of the Employee's employment and for the benefit of Klondex G&S;

	(ii)	not use the Confidential Information for his own account or to the detriment of Klondex G&S, an Affiliate or a Related Entity or their lenders; and

(iii)

not directly or indirectly disclose, allow access to or transfer the Confidential Information to any third party (other than Klondex G&S or its directors, officers, bankers, lenders and financial advisors in the course of his employment or at the express direction of the Board of Directors of Klondex G&S).

4.5	Remedy

The parties acknowledge and agree that provisions of Sections 4.1, 4.2, 4.3 and 4.4 are reasonable in the circumstances and that a breach by the Employee of any such provisions would cause irreparable harm to Klondex G&S, Affiliates and Related Entities, which could not be adequately compensated for by damages; and in the event of a breach of the said provisions by the Employee, the Employee consents to an injunction being issued restraining the Employee from any further breach thereof, but the provisions herein shall not be construed so as to be in derogation of any other remedy which Klondex G&S may have in the event of such a breach.

SECTION 5. TERMINATION OF EMPLOYMENT

5.1	Termination Date

In this Agreement, "Termination Date" means the date on which the Employee ceases to actively perform services for Klondex G&S.

5.2	Voluntary Resignation

If the Employee wishes to resign the Employee's employment voluntarily, the Employee shall provide sixty (60) days' notice in writing to Klondex G&S (the "Resignation Period"). Klondex G&S may, in its sole discretion, waive the Resignation Period in whole or in part by paying the Employee's Base Salary and continuing the Employee's group benefits coverage to the effective date of resignation. The Employee agrees that such waiver will not constitute termination of the Employee's employment by Klondex G&S. In the event of the Employee's voluntary resignation, the Employee shall have ninety (90) days from the Termination Date to exercise any stock options he holds with respect to shares of Klondex Mines (or any successor entity) that have vested and are unexercised on or before the Termination Date. The Employee shall not be entitled to be awarded or have any right to receive, after the Termination Date, any further stock options or damages in lieu of receipt of further stock options, which would have vested after the Termination Date. Except as otherwise provided in this Section 5.2 or as required by law, the Employee shall not be entitled to any further termination payments, damages or compensation whatsoever.

5.3	Termination with Cause

(a)	Klondex G&S may terminate the Employee's employment and this Agreement at any time without notice for just cause. For the purposes of this Agreement, "just cause" means:

	(i)	the non-performance, breach or default by the Employee of or under any of his covenants in this Agreement;

(ii)

the failure by Employee to substantially perform Employee's duties with Klondex G&S (other than any such failure resulting from the Employee's disability as defined under the disability plans or programs as in effect for employees of Klondex G&S from time to time) after a written demand for substantial performance is delivered to the Employee that specifically identifies the manner in which Klondex G&S believes that the Employee has not substantially performed the Employee's duties, and the Employee has failed to resume on a continuous basis substantial performance of the Employee's duties (as determined by Klondex G&S) within 30 days of such written demand;

(iii)

Employee's disregard of or failure to comply with any lawful directive or instruction, written or otherwise, from the Board of Directors of Klondex G&S or any other person to whom Employee reports if such failure or disregard has a material adverse effect upon Klondex G&S or Affiliates;

(iv)	negligence by Employee which causes, or which would reasonably be expected to cause, Klondex G&S or Affiliates material harm;

(v)	Employee's material violation of applicable state, provincial or federal law relating to the business of Klondex G&S and Affiliates;

(vi)

Employee's commission during the course of employment of any act of dishonesty, theft, fraud, embezzlement. misappropriation, assault, battery, malicious destruction of property, arson, sabotage, harassment, acts or omissions which violate the rules or policies (such as breaches of confidentiality) of Klondex G&S (or an Affiliate, to the extent applicable), or other conduct which demonstrates a disregard of the interests of Klondex G&S and Affiliates (regardless of whether the misconduct occurs on the premises of Klondex G&S); or

(vii)	Employee's conviction of a crime (including, without limitation, a misdemeanor offense) which impairs Employee's ability substantially to perform Employee's duties under this Agreement.

(b)

If the Employee's employment and this Agreement are terminated under this section, the Employee shall not be entitled to receive any further pay or compensation (except for Base Salary and vacation pay, if any, accrued and owing under this Agreement up to the Termination Date), severance pay, notice, payment in lieu of notice, benefits or damages of any kind, and for clarity, without limiting the foregoing, the Employee shall not be entitled to any bonus or pro-rata bonus payment that has not already been paid to the Employee on or before the Termination Date. All unexercised stock options, whether vested or unvested, in Klondex Mines held by the Employee shall be forfeited without any consideration or damages of any kind on the Termination Date.

5.4	Termination without Cause

(a)

If the Employee experiences an involuntary termination of employment by Klondex G&S (or any successor) for any reason other than for just cause, then Klondex G&S (or its successor) shall provide the Employee with written notice specifying the Termination Date. Klondex G&S shall pay the Employee for all accrued but unpaid wages and vacation entitlements up to the Termination Date (net of applicable withholdings). In addition, provided that the Release under Section 5.4(c) has been executed and becomes enforceable in accordance with its terms following the expiration of the applicable revocation period, Klondex G&S shall provide to the Employee a lump sum separation payment, net of applicable withholdings and less any amounts owing by the Employee to Klondex G&S, (the "Separation Payment") equal to:

(i)

the Employee's monthly Base Salary (determined as of the Termination Date) multiplied by 12, provided that for each completed year of service (but not to exceed six years) measured from the Employee's date of hire on April 15, 2014(the “Employee’s Date of Hire”), an additional amount equal to one month's base salary will be added; plus

(ii)

the monthly premium cost of coverage described in Section 2.3 multiplied by 12, provided that for each completed year of service (but not to exceed six years) measured from the Employee's Date of Hire an additional amount equal to one month's premium cost will be added; plus

(iii)

an amount equal to the Employee's then current target bonus amount pursuant to Section 2.2 for the year in which the Termination Date occurs (or if the target bonus amount for the year in which the Termination Date occurs has not been determined as of the Termination Date, the target bonus amount for the year prior to the Termination Date) plus an additional amount equal to 1/12th of such bonus amount for each completed year of service (but not to exceed six years) measured from the Employee's Date of Hire; plus

(iv)

An amount equal to 4% of the Employee's monthly Base Salary (determined as of the Termination Date) multiplied by 12, provided that for each completed year of service (but not to exceed six years) measured from the Employee's Date of Hire, an additional amount equal to 4% of one month's base salary will be added.

For greater certainty, in no circumstances shall the Employee be entitled to a Separation Payment that is more than the equivalent of a total of 18 months of the payments in paragraphs 5.4(a)(i),(ii),(iii) and (iv) above (i.e., 12 months plus an additional month for each of the first six years of completed of service from Employee's Date of Hire, up to a maximum of an additional 6 months). With respect to the calculation in paragraph 5.4(a)(iii), the target annual bonus amount shall be used without regard to the achievement of any corporate and personal targets established in connection with such target bonus amount.

(b)

The Separation Payment described in this Section 5.4 will be paid within 10 days following the expiration of the revocation period applicable to the Release (as described in Section 5.4(c)), unless the Employee has failed to execute a Release as described in Section 5.4(c), in which case Employee shall forfeit any Separation Payment. The Separation Payment is intended to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the "Code") and therefore will be paid by March 15th of the calendar year following the calendar year in which the notice of termination is given, provided that if the notice of termination specifies a termination date that will occur in a subsequent calendar year and further specifies that the Employee is required to continue providing service through that later termination date, then such payment will be paid by March 15th of the calendar year following the Employee's termination date (such date, in either case, referred to herein as the "latest payment date").

(c)

In order for the Employee to receive the Separation Payment, the Employee must sign a release of claims ("Release") in substantially the form set forth in Attachment A to this Agreement on or prior to the date of the expiration of the consideration period (not less than 21 days) set forth in the Release. The Company agrees to provide the Employee with the Release within 10 days of the Termination Date, and in all cases no later than a date such that the last day of any revocation period described in the Release will occur on or before February 28 of the year in which the latest payment date occurs. If the Employee fails to sign the release within the time frame specified therein, the Employee will forfeit any right to the Separation Pay and the Employee shall not be entitled to any payments replacing the Separation Payment.

(d)

In the event the Company terminates the Agreement and the Employee's employment under this section, all outstanding equity awards granted under compensatory plans shall vest 100%; provided however, if an outstanding equity award is subject to Section 409A, the acceleration of vesting will not change the time or form of payment in a manner that would violate Section 409A; if an outstanding equity award is exempt from Section 409A, the award will be administered in a manner that retains such exemption or otherwise complies with Section 409A.

(e)

In the event the Company terminates the Agreement and the Employee's employment under this section, the Employee shall have ninety (90) days from the Termination Date to exercise any stock options to acquire shares of Klondex Mines (or any successor) that he holds that have vested and are unexercised on or before the Termination Date. The Employee shall not be entitled to be awarded or have any right to receive, after the Termination Date, any further stock options or damages in lieu of receipt of further stock options, which would have vested after the Termination Date. Except as otherwise provided in this Section 5.4 or as otherwise provided under minimum employment standards legislation, the Employee shall not be entitled to any further termination payments, damages or compensation whatsoever.

(f)	The Separation Payment is attributable to services performed in the United States.

5.5	Termination in the Event of a Change of Control

(a)	For the purposes of this Agreement, a "Change of Control" means:

(i)

the direct or indirect sale, lease, exchange or other transfer of all or substantially all of the assets of Klondex Mines to any person or entity or group of persons or entities, but not including the entering into of an option, joint venture or other arrangement whereby Klondex Mines transfers, or has the right to transfer, an interest in its mineral properties yet maintains control, majority ownership or an operating interest in the mineral properties, resulting entity or new arrangement;

(ii)

the amalgamation, merger or arrangement of Klondex Mines with or into another entity where the shareholders of Klondex Mines immediately prior to the transaction will hold less than 50% of the voting securities of the resulting entity upon completion of the transaction;

(iii)

any person or combination of persons acting jointly or in concert, acquiring or becoming the beneficial owner of, directly or indirectly, of more than 50% of the voting securities of Klondex Mines whether through the acquisition of previously issued and outstanding voting securities of Klondex Mines or of voting securities of Klondex Mines that have not previously been issued or any combination thereof or any other transaction with similar effect; or

(iv)

the Board of Directors of Klondex Mines adopting a resolution to the effect that, for purposes of the Agreement, a Change of Control has occurred, or that such a Change of Control is imminent, in which case, the date of the Change of Control shall be deemed to be the date of such resolution.

(b)

For the purposes of this Agreement, "Good Reason" means the continued occurrence of any of the following conditions without Employee's consent after the Employee has given Klondex G&S written notice of such condition within thirty days following the initial existence of the condition, and Klondex G&S has failed to cure such condition within 30 days of the date it received notice of the condition:

(i)

Klondex G&S assigning to the Employee duties materially inconsistent with the Employee's duties and responsibilities under this Agreement, including those management duties performed by Employee, as an employee of Klondex G&S, for Klondex Mines or an Affiliate;

(ii)

a unilateral reduction by Klondex G&S of the Employee's Base Salary, or any unilateral change in the basis upon which the Employee's Base Salary is determined or paid if the change is or will be materially adverse to the Employee, except where (x) such reduction or change is part of a general reduction in the base salary of all or substantially all of the members of management of Klondex G&S and which affects the Employee in substantially the same manner as the other members of the management of Klondex G&S who are also affected by such general reduction and (y) such change does not constitute more than ten percent (10%) of the Employee's Base Salary;

(iii)	Klondex G&S unilaterally relocating the Employee's principal location more than 100 miles from the Employee's current work location (i.e., Klondex G&S's Reno, Nevada office); or

(iv)	any material breach by Klondex G&S of any provision of this Agreement, which is not cured by Klondex G&S within thirty (30) days following written notice from the Employee.

(c)

Notwithstanding Section 5.4, if, within one hundred and eighty (180) days following a Change of Control, the Employee experiences an involuntary termination of employment by Klondex G&S or any successor entity without just cause or if the Employee terminates employment for Good Reason, provided that a Release as described in Section 5.4(c) has been executed and becomes enforceable in accordance with its terms following the expiration of the applicable revocation period, then:

(i)

all unvested stock options to acquire shares of Klondex Mines (or any successor) held by the Employee shall immediately vest on the Termination Date and the Employee shall have one (1) year after the date of the Change of Control to exercise the vested stock options;

(ii)	Klondex G&S shall provide the Employee with a lump-sum payment equal to the Separation Payment the Employee would have received under Sections 5.4(a);

(iii)

the Employee shall not be entitled to receive any further pay or compensation (except for Base Salary, if any, accrued and owing under this Agreement up to the Termination Date), severance pay, notice, payment in lieu of notice, benefits or damages of any kind, and for clarity, without limiting the foregoing, the Employee shall not be entitled to any bonus or pro-rata bonus payment that has not already been paid to the Employee on or before the Termination Date; and

(iv)

The lump sum payment described in this Section 5.5 will be paid within 10 days following the expiration of the revocation period applicable to the Release (as described in Section 5.4(c)), and in all cases by March 15th of the calendar year following the calendar year in which the Employee's Termination Date occurs (in the case of an involuntary termination by the Company) or the calendar year in which the Employee's notice to the Company of termination for Good Reason occurs (in the case of Employee's termination for Good Reason).

For greater certainty, if the Employee's employment is terminated without Cause one hundred and eighty-one (181) days or more after the Change of Control the Employee's entitlements will be as per Section 5.4 above.

(d)	The lump sum payment is attributable to services performed in the United States.

5.6	Return of Property

In the event that the Employee's employment terminates for any reason, the Employee agrees to deliver to a nominated employee of Klondex G&S on the Termination Date all property of Klondex G&S and Affiliates and Related Entities, and other property for which Klondex G&S is liable to others, in the Employee's possession, charge or control (and any copies thereof) wherever situated including, without limiting the generality of the foregoing, any Confidential Information and all notes, memoranda and other documents concerning any of the business, personnel or affairs of Klondex G&S, Affiliates and Related Entities, whether in written or electronic form, all books, effects, money, securities, keys, pass cards, credit cards, laptops or vehicles.

5.7	Stock Options

Notwithstanding anything to the contrary in this Agreement, no provision of this Agreement shall extend the term of any stock option past the expiration date of the option in accordance with the terms of such option agreement and/or option plan governing such option.

SECTION 6. MISCELLANEOUS

6.1	Headings

The headings of the Sections and paragraphs herein are inserted for convenience of reference only and shall not affect the meaning or construction hereof.

6.2	Applicable Law

This Agreement will be governed by and be construed in accordance with the Laws of the State of Nevada. Venue for any action brought by the parties to this Agreement will be in the courts of the State of Nevada.

6.3	Arbitration

The parties agree that any dispute relating to the terms of this Agreement or the Employee's employment with Klondex G&S will be determined by arbitration in accordance with the then-current JAMS employment arbitration rules and procedures, except as modified herein. The arbitration will be conducted by a sole neutral arbitrator who has had both training and experience as an arbitrator of general employment and commercial matters and who is and for at least ten (10) years has been, a partner, a shareholder, or a member in a law firm. If Klondex G&S and Employee cannot agree on an arbitrator, then the arbitrator will be selected by JAMS in accordance with Rule 15 of the JAMS employment arbitration rules and procedures. No person who has served as a mediator under the mediation provision, however, may be selected as the arbitrator for the same claim or dispute. Reasonable discovery will be permitted and the arbitrator may decide any issue as to discovery. The arbitrator may decide any issue as to whether or as to the extent to which any dispute is subject to the dispute resolution provisions in this Agreement and the arbitrator may award any relief permitted by law. The arbitrator must base the arbitration award on the provisions of this Section 6.3 and applicable law and must render the award in writing, including an explanation of the reasons for the award. Judgment upon the award may be entered by any court having jurisdiction of the matter, and the decision of the arbitrator will be final and binding. The statute of limitations applicable to the commencement of a lawsuit will apply to the commencement of an arbitration under this Section. The arbitrator's fees will be paid in equal portions by Klondex G&S and Employee, unless Klondex G&S agrees to pay all such fees.

6.4	Severability

Each provision of this Agreement is intended to be severable; if any term or provision hereof shall be determined by a court of competent jurisdiction to be illegal, void or invalid for any reason whatsoever, such provision shall be severed from this Agreement and the remaining terms and provisions shall remain in full force and effect.

6.5	Survivability

The provisions of Section 4, Section 5 and Section 6.3 shall survive the termination of this Agreement.

6.6	Pre-Contractual Representations

The Employee hereby waives any right to assert any claim based on any pre-contractual representations, negligent or otherwise, made by Klondex G&S, Klondex Mines or any Affiliates.

6.7	Assignability

This Agreement may not be assigned by the Employee. Without in any way limiting the rights of Klondex G&S to assign this Agreement, it is expressly understood and agreed that Klondex G&S shall have the right to assign this Agreement to any other entity to which the business of Klondex G&S is transferred, in whole or in part, which thereafter carries on the business of Klondex G&S.

6.8	Successors

This Agreement and all rights of the Employee hereunder will be binding upon and shall enure to the benefit and be binding upon Klondex G&S and its successors and assigns and the Employee and his heirs, representatives and administrators.

6.9	Waiver of Breach

The waiver by either the Employee or Klondex G&S of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by that party.

6.10	Modification of Agreement

Any modification to this Agreement must be in writing and signed by the parties or it shall have no effect and shall be void.

6.11	Entire Agreement

This Agreement reflects the entire agreement of the parties and supersedes and replaces all prior letters of intent, agreements, representations, warranties, statements, promises, information, arrangements and understandings, whether oral or written, express or implied, between all or any of the parties with respect to the subject matter of this Agreement, including without limitation, the employment agreement between Employee, Klondex G&S and Klondex Mines effective as of April 15, 2014. The recitals and any schedules form a part of and are incorporated by reference into this Agreement.

6.12	Further Acts

The Employee agrees that on the request of Klondex G&S, he will execute, acknowledge, perform and deliver all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be required for the better carrying out and performance of the terms of this Agreement.

6.13	Counterparts

This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

6.14	Independent Legal Advice

The Employee acknowledges that this Agreement has been prepared by Klondex G&S and that he has had sufficient time to review this Agreement thoroughly, that he has read and understood the terms of this Agreement and that he has been given the opportunity to obtain independent legal advice concerning the interpretation and effect of this Agreement prior to its execution.

6.15	Compliance with Section 409A of the Internal Revenue Code

Payments and benefits provided under this Agreement as a result of Employee's termination of employment are intended to fall within the exception in U.S. Treasury Regulation 1.409A -1(b)(4) for short term deferrals or other applicable exceptions and will be interpreted and administered accordingly. However, to the extent that any payment under this Agreement is subject to Section 409A of the Code, it is intended to comply with Section 409A and this Agreement shall be interpreted and construed accordingly and in a manner that avoids the imposition of taxes and other penalties under Section 409A (such taxes and other penalties referred to collectively as "409A Penalties"). In the event that Klondex G&S determines that the terms of this Agreement would subject the Employee to 409A Penalties, Klondex G&S and the Employee shall cooperate diligently to amend the terms of this Agreement to avoid such 409A Penalties, to the extent possible; provided, however, that this Section 6.15 shall not create any obligation on the part of Klondex G&S to adopt any such amendment or take any such other action. All references in this Agreement to the Employee's termination of employment shall mean a "separation from service" within the meaning of Section 409A of the Code, to the extent required to comply with Section 409A of the Code. Any payment that is "deferred compensation" within the meaning of and subject to Section 409A of the Code that becomes payable as a result of the Employee's separation from service and that is conditioned upon the Employee's execution of a Release will be paid within 90 days following the Employee's separation from service and if such period begins in one taxable year and carries over into a second taxable year, payment shall be made in the second taxable year, and in no event shall the Employee have the ability to influence the year in which payment will occur. Notwithstanding any other provision in this Agreement, if on the date of the Employee's "separation from service" the Employee is a "specified employee," as defined in Section 409A of the Code, then to the extent any amount payable under this Agreement upon the Employee's separation from service would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such payment shall be delayed until the earlier to occur of (x) the first day of the seventh month following the Employee's separation from service or (y) the date of the Employee's death.

6.16	Taxes; Parachute Payment

(a)

Withholding. All payments under this Agreement shall be subject to withholding of such amounts, if any, relating to tax or other payroll deductions as Klondex G&S may reasonably determine should be withheld pursuant to any applicable law or regulation.

(b)

Parachute Payment. Anything in this Agreement to the contrary notwithstanding, in the event that it shall be determined that any payment, distribution, or other action by Klondex G&S to or for the Employee's benefit (whether paid or payable or distributed or distributable pursuant to the terms of the Agreement or otherwise (a "Parachute Payment"), would result in an "excess parachute payment" within the meaning of Section 280G(b)(i) of the Code, and the value determined in accordance with Section 280G(d)(4) of the Code of the Parachute Payments, net of all taxes imposed on the Employee (the "Net After-Tax Amount") that the Employee would receive would be increased if the Parachute Payments were reduced, then the Parachute Payments shall be reduced by an amount (the "Reduction Amount") so that the Net After-Tax Amount after such reduction is greatest. For purposes of determining the Net After-Tax Amount, the Employee shall be deemed to (i) pay federal income taxes at the highest marginal rates of federal income taxation for the calendar year in which the Parachute Payment is to be made, and (ii) pay applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Parachute Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. Subject to the provisions of this Section 6.16, all determinations required to be made under this Section 6.16, including the Net After-Tax Amount, the Reduction Amount and the Parachute Payments that are to be reduced pursuant to this Section 6.16 and the assumptions to be utilized in arriving at such determinations, shall be made by independent public accounting firm selected by Employee (the "Accounting Firm"), which shall provide detailed supporting calculations both to Klondex G&S and the Employee within fifteen (15) business days of the receipt of notice from the Employee that there has been a Parachute Payment, or such earlier time as is requested by the Employee. The Accounting Firm's decision as to which Parachute Payments are to be reduced shall be made (a) only from Parachute Payments that the Accounting Firm determines reasonably may be characterized as "parachute payments" under Section 280G of the Code; (b) only from Parachute Payments that are required to be made in cash; (c) only with respect to any amounts that are not payable pursuant to a "nonqualified deferred compensation plan" subject to Section 409A of the Code, until those payments have been reduced to zero; and (d) in reverse chronological order, to the extent that any Parachute Payments subject to reduction are made over time (e.g., in installments). In no event, however, shall any Parachute Payments be reduced if and to the extent such reduction would cause a violation of Section 409A of the Code or other applicable law. All fees and expenses of the Accounting Firm shall be borne solely by Klondex G&S. Any determination by the Accounting Firm shall be binding upon Klondex G&S and the Employee.

6.17	Copy of Agreement

The Employee hereby acknowledges receipt of a copy of this Agreement duly executed by Klondex G&S.

[Remainder of page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF this Agreement has been executed by the parties hereto on January _____, 2016.

KLONDEX GOLD & SILVER MINING COMPANY

PAUL HUET, President

ACCEPTED:

BRENT KRISTOF	Witness Signature

Date Signed	Witness Name

Witness Address

ATTACHMENT A

RELEASE OF CLAIMS

This Agreement and General Release of all Claims (this "Release") is entered into by _________________ (the "Employee") and Klondex Gold & Silver Mining Co. (the "Company"), effective as of ___________________
. In consideration of the promises set forth in the Employment Agreement between the Employee and the Company, effective March 1, 2015 (the "Employment Agreement"), the Employee and the Company agree as set forth in this Release. Capitalized terms not defined in this Release shall have the meaning ascribed to them in the Employment Agreement.

The form of this Release is being provided to the Employee on _______________, 20__ and the Employee will have ________ days from such date [a minimum of 21 days must be given] to consider whether to sign this Release (the "Consideration Period") and return it to the Company. If this Release is not executed and delivered to the Company by __________________, 20__, or if so delivered by the Employee but it is nevertheless revoked by the Employee within the applicable Revocation Period, then the Employee will forfeit all rights to any Separation Payment and other benefits to which the Employee may otherwise have been entitled pursuant to Section 5.4 or Section 5.5 of the Employment Agreement. The Employee may choose to sign and deliver this Release to the Company before the end of the Consideration Period. The Employee will have ____ days [must be at least 7 days and could be longer depending on employee's age and other factors. Consult U.S. counsel before completing this section] following the date of delivery to the Company of the executed Release to revoke the Release (the "Revocation Period") by delivery to the Company of written notice of such revocation within such Revocation Period.

In consideration of the promises set forth in the Employment Agreement between the Employee and the Company, effective March 1, 2015 (the "Employment Agreement"), the Employee and the Company agree as follows:

1.     Return of Property. All files, access keys, desk keys, ID badges, computers, electronic devices, telephones and credit cards, and such other property of the Company, Affiliates and Related Parties as the Company may reasonably request, in the Employee's possession must be returned no later than the date of the Employee's termination from the Company.

2.     General Release and Waiver of Claims.

(a)     Release. In consideration of the payments and benefits provided to the Employee under the Employment Agreement and after consultation with counsel, the Employee, his marital community, and each of the Employee's respective heirs, executors, administrators, representatives, agents, successors and assigns (collectively, the "Releasors") hereby irrevocably and unconditionally release and forever discharge the Company, Affiliates and Related Parties and each of their respective officers, employees, directors, shareholders and agents ("Releasees") from any and all claims, actions, causes of action, rights, judgments, obligations, damages, demands, accountings or liabilities of whatever kind or character (collectively, "Claims"), including, without limitation, any Claims under any federal, state, local, provincial or foreign law, that the Releasors may have, or in the future may possess, arising out of (i) the Employee's employment relationship with and service as an employee, officer or director of the Company, Affiliates of Related Parties, and the termination of such relationship or service, and (ii) any event, condition, circumstance or obligation that occurred, existed or arose on or prior to the date hereof; provided, however, that the Employee does not release, discharge or waive (i) the Employee's rights to payments and benefits provided under the Employment Agreement that are contingent upon the execution by the Employee of this Release, or rights to enforce the performance by the Company of its obligations under the Employment Agreement, (ii) any employee benefits payable pursuant to the terms of the applicable plans of the Company or any of its affiliates, which benefits shall be paid or provided in accordance with the terms of such plans, or (iii) any right of indemnification or contribution that the Employee may have under the organizational documents of the Company or from any other source, including, any directors' or officers' insurance policy maintained by the Company.

(b)     Specific Release of ADEA Claims. In further consideration of the payments and benefits provided to the Employee under the Employment Agreement, the Releasors hereby unconditionally release and forever discharge the Releasees from any and all Claims that the Releasors may have as of the date the Employee signs this Release arising under the federal Age Discrimination in Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder ("ADEA"). By signing this Release, the Employee hereby acknowledges and confirms the following: (i) the Employee was advised by the Company in connection with his termination to consult with an attorney of his choice prior to signing this Release and to have such attorney explain to the Employee the terms of this Release, including, without limitation, the terms relating to the Employee's release of claims arising under; (ii) the Employee was given a period of not fewer than [21]/[45] days to consider the terms of this Release and to consult with an attorney of his choosing with respect thereto; (iii) the Employee knowingly and voluntarily accepts the terms of this Release; [and (iv) in accordance with the requirements of ADEA regarding an "employment termination program", the Employee was provided with the information appended hereto as Schedule 1]. The Employee also understands that he has seven (7) days following the date on which he signs this Release within which to revoke the release contained in this paragraph, by providing the Company a written notice of his revocation of the release and waiver contained in this paragraph.

(c)     No Assignment. The Employee represents and warrants that he has not assigned any of the Claims being released under this Release.

3.     Proceedings. The Employee has not filed, and agrees not to initiate or cause to be initiated on his behalf, any complaint, charge, claim or proceeding against the Releasees before any local, state or federal agency, court or other body relating to his employment or the termination of his employment, other than with respect to the obligations of the Company to the Employee under the Employment Agreement (each, individually, a "Proceeding"), and agrees not to participate voluntarily in any Proceeding. The Employee waives any right he may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding.

4.     Remedies. In the event the Employee initiates or voluntarily participates in any Proceeding, or if he fails to abide by any of the terms of this Release or his post-termination obligations contained in the Employment Agreement, the Company may, in addition to any other remedies it may have, reclaim any amounts paid to him under the termination provisions of the Employment Agreement or terminate any benefits or payments that are subsequently due under the Employment Agreement, without waiving the release granted herein. The Employee acknowledges and agrees that the remedy at law available to the Company for breach of any of his post-termination obligations under the Employment Agreement or his obligations under Paragraphs 2 and 3 of this Release would be inadequate and that damages flowing from such a breach may not readily be susceptible to being measured in monetary terms. Accordingly, the Employee acknowledges, consents and agrees that, in addition to any other rights or remedies that the Company may have at law or in equity, the Company shall be entitled to seek a temporary restraining order or a preliminary or permanent injunction, or both, without bond or other security, restraining the Employee from breaching his post-termination obligations under the Employment Agreement or his obligations under Paragraphs 2 and 3 of this Release. Such injunctive relief in any court shall be available to the Company, in lieu of, or prior to or pending determination in, any arbitration proceeding.

The Employee understands that by entering into this Release he will be limiting the availability of certain remedies that he may have against the Company and limiting also his ability to pursue certain claims against the Company.

5.     Survival of Certain Terms of Employment Agreement. The Employee acknowledges and affirms that the Employee has previously executed the Employment Agreement (Attached hereto as Attachment A), and that the terms and conditions of the Employment Agreement that survive the employment relationship, including but not limited to the Employee's continuing confidentiality, non-competition and non-solicitation obligations, survive and are not affected by this Release.

6.     Severability Clause. In the event any provision or part of this Release is found to be invalid or unenforceable, only that particular provision or part so found, and not the entire Release, will be inoperative.

7.     EEOC. Nothing in this Agreement shall be construed to prohibit the Employee from filing a charge or complaint, including a challenge to the validity of the waiver provision of this Agreement, with the Equal Employment Opportunity Commission. However, Employee has waived any right to monetary relief.

8.     Nonadmission. Nothing contained in this Release will be deemed or construed as an admission of wrongdoing or liability on the part of the Company.

9.     Governing Law. All matters affecting this Release, including the validity thereof, are to be governed by, and interpreted and construed in accordance with, the laws of the State of Nevada applicable to contracts executed in and to be performed in that State.

10.    Arbitration. Any dispute or controversy arising under or in connection with this Release or otherwise in connection with the Employee's employment by the Company that cannot be mutually resolved by the parties to this Release and their respective advisors and representatives shall be settled exclusively by arbitration in accordance with the provisions of Section 6.3 of the Employment Agreement.

11.    Counterparts. This Release may be executed via facsimile or electronic mail and in one or more counterparts, each of which shall be deemed an original, but all of which together constitute one and the same instrument, binding on the parties.

12.    Notices. All notices or communications hereunder shall be in writing, addressed as follows:

To the Company:
____________________

____________________
Attn: _______________

To the Employee:

The address most recently on file in the payroll records of the Company.

All such notices shall be conclusively deemed to be received and shall be effective (i) if sent by hand delivery, upon receipt or (ii) if sent by electronic mail or facsimile, upon confirmation of receipt by the sender of such transmission.

[Signature Page Follows]

THE EMPLOYEE ACKNOWLEDGES THAT HE HAS READ THIS RELEASE AND THAT HE FULLY KNOWS, UNDERSTANDS AND APPRECIATES ITS CONTENTS, AND THAT HE HEREBY EXECUTES THE SAME AND MAKES THIS RELEASE AND THE RELEASE AND AGREEMENTS PROVIDED FOR HEREIN VOLUNTARILY AND OF HIS OWN FREE WILL.

Klondex Gold & Silver Mining Co.

By:

Its:

Employee:

Name:

Address:

Date: